Registration No. 333-249758
Filed Pursuant to Rule 424(b)(3)

DOMINION ENERGY, INC.
DOMINION ENERGY RELIABILITY INVESTMENT(SM)
VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

PRICING SUPPLEMENT
(To Prospectus dated October 30, 2020)
The Date of this Pricing Supplement is May 8, 2023

The Dominion Energy Reliability Investment Variable Denomination Floating Rate Demand Notes (the “Notes”) bear interest at a floating rate per annum determined by the Dominion Energy Reliability Investment Committee on a weekly basis to be effective on Monday of the week following such determination. Under the terms of the Dominion Energy Reliability Investment program, the interest rate payable on the Notes may vary based on the principal amount of the Notes that an investor owns.

The current Prospectus for the Notes was filed with the Securities and Exchange Commission on October 30, 2020. The interest rate established for the Notes as of May 8, 2023 and set forth below remains in effect until further notice.

Amount of Notes	Interest Rate Per Annum
Under $10,000	4.75%
$10,000 to $49,999	4.85%
$50,000 and above	5.25%